BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov

Certificate of Amendment (PURSUANT TO NRS 78.385 AND 78.390)	Filed in the office of Barbara K. Cegavske Barbara K. Cegavske Secretary of State State of Nevada	Document Number 20170288176-62
Filing Date and Time 07/05/2017 8:19AM
Entity Number E0246972010-7

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

GroGenesis, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

Fourth: The total number of stock authorized that may be issued by the corporation is two hundred ten million (210,000,000), consisting of two hundred million (200,000,000) shares of common stock with a par value of one tenth of one cent ($0.001) per share, and ten million (10,000,000) shares of preferred stock with a par value of one dollar ($1.00). Said preferred stock may be issued from time to time in one or more classes or series with such dividend rates, voting rights, rights of conversion. Said common stock and preferred stock may be issued by the corporation from time to time for such consideration as may be fixed by the Board of Directors.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:    52.6%

4. Effective date and time of filing: (optional)         Date:   July 5, 2017     Time:   12:00PM

                                                                               (must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X  /s/ Richard Kamolvathin, President

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.